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FORM 3
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Burd                               Sharon
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

c/o BrandPartners Group, Inc.
777 Third Avenue
--------------------------------------------------------------------------------
                                    (Street)

New York                             New York                10017
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

                                    2/27/03*

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an entity (voluntary)



________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     BrandPartners Group, Inc. (BPTR)

________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
              (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

                            Chief Financial Officer
________________________________________________________________________________

6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [X]  Form Filed by One Reporting Person

     [ ]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)      4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)           (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

* The Reporting Person was elected Chief Financial Officer of the Issuer on February 27, 2003.

====================================================================================================================================
              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
1. Title of    2. Date Exercisable    3. Title and Amount                   4. Conversion or   5. Ownership Form       6. Nature of
   Derivative     and Expiration         of Securities                         Exercise Price     of Derivative           Indirect
   Security       Date                   Underlying Derivative                 of Derivative      Securities: Direct      Beneficial
   (Instr. 4)     (Month/Day/Year)       Security (Instr. 4)                   Security           (D) or Indirect (I)     Ownership
                                                                                                  (Instr. 5)              (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
                    Date      Expiration   Title           Amount or
                 Exercisable     Date                      Number of
                                                           Shares
------------------------------------------------------------------------------------------------------------------------------------
Option
(Right to Buy)    9/27/02     9/27/06     Common Stock      25,000                 $0.92           D
------------------------------------------------------------------------------------------------------------------------------------
Option
(Right to Buy)    2/4/03       2/4/07     Common Stock      20,000                 $1.00           D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned.

Explanation of Responses:

                                           By: /s/ Sharon Burd
                                               ---------------------------------
                                               **Signature of Reporting Person

                                           Date: February 27, 2003

*     If the form is filed by more than one Reporting Person, see Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.